AllianceBernstein Small/Mid Cap Growth Fund, Inc.
811-00204

77C Matters submitted to vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Small/Mid Cap Growth Fund, Inc. (the Fund) was held on November 5, 2010.
At the November 5, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and with respect to the fifth item of business,changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of
   the Directors, each
   such Director to
   serve a term of an
   indefinite duration
   and until his or
   her successor is
   duly elected and
   qualifies.

			Voted For	Withheld Authority
John H. Dobkin		51,896,855	3,179,329
Michael J. Downey	51,880,318	3,195,866
William H. Foulk, Jr.	51,710,283	3,365,901
D. James Guzy		51,784,570	3,291,614
Nancy P. Jacklin	51,805,690	3,270,494
Robert M. Keith		51,843,465	3,232,719
Garry L. Moody		51,906,094	3,170,090
Marshall C. Turner	51,883,664	3,192,520
Earl D. Weiner		51,754,178	3,322,006


		Voted For	Voted Against	Abstained	Broker
								Non-Votes
5.   Approve	38,878,895	3,110,926	2,634,271	10,452,092
the Amendment
of the Funds
fundamental policy
regarding commodities





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